Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
CLOSES A FIVE COMMUNITY LEASE TRANSACTION
DALLAS — (BUSINESS WIRE) —April 19, 2010 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that Midwest Portfolio Holdings, LP (“Midwest I”), a joint venture in which the Company held an 11 percent partnership interest, has sold five senior living communities to Health Care REIT, Inc. (NYSE: HCN). Upon closing the sale, the Company leased the communities from HCN. The Company previously managed the five communities in the joint venture under long-term management agreements.
“This transaction adds significant top-line growth to the Company, as well as solid cash flow and earnings,” commented Lawrence A. Cohen, Chief Executive Officer of the Company. “We can now consolidate the results of operations and benefit fully from further improvement in occupancies, margins and rental rates. These five high quality assets establish an excellent foundation for our new relationship with Health Care REIT, a leading healthcare REIT that invests across the full spectrum of senior housing and health care real estate.”
The properties being leased in this transaction have approximately 295 units and a combined resident capacity of nearly 390 residents. The portfolio includes four assisted living communities in Nebraska and one assisted living community in Iowa.
The Company received proceeds from Midwest I of approximately $3.2 million and will recognize a gain of approximately $0.8 million. The Company may receive additional proceeds after the joint venture settles its customary post-closing costs.
Annualizing fourth quarter 2009 results of operations for the five communities, with financial occupancy of 92 percent, yields approximately $11.1 million of revenue and $5.5 million of EBITDAR. The initial lease expense is approximately $4.0 million and is subject to conditional annual escalation provisions. The triple net operating lease which the Company executed with HCN has an initial term of 15 years, with one 15-year renewal option. The Company will begin consolidating the revenues and expenses of the five communities on its income statement, along with the lease expense, in the second quarter of 2010.

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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 66 senior living communities in 23 states with an aggregate capacity of approximately 10,000 residents.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING
RECONCILIATION OF NON-GAAP ITEMS
(in millions)

Annualized
Q4 2009
EBITDAR reconciliation:
Income from operations	$3.5
Interest Expense	1.5
Management Fees	0.5

EBITDAR	$5.5

CFFO Reconciliation:
EBITDAR	$5.5
Lease Expense	(4.0)
Recurring CapEx	(0.1)
Income Taxes	(0.6)

CFFO	$0.8
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